Exhibit 99.1

Blue Capital Updates the Impact of Natural Catastrophes on Fourth Quarter Results and Will Release Its Fourth Quarter 2018 Results on January 30, 2019

HAMILTON, Bermuda — January 16, 2019 — Blue Capital Reinsurance Holdings Ltd. (NYSE:BCRH); (“Blue Capital”) today announced an update regarding fourth quarter results, which are expected to be impacted by catastrophe losses currently estimated at $30.0 million dollars in the aggregate, net of reinsurance and reinstatement premiums. The increase from the loss estimate published on December 11, 2018 was driven by increased client specific and industry wide loss reports received after the prior announcement, which primarily related to Typhoon Jebi and the California wildfires (which occurred in the third and fourth quarters of 2018) and Hurricane Irma (which made landfall in the third quarter of 2017). Based on our updated estimates for these events, the year-end 2018 fully converted book value per common share is expected to be between $10.00 and $10.50.

The Company’s loss estimates have been derived from the utilization of proprietary catastrophe modeling, standard industry models, an in-depth review of in-force contracts and initial indications from clients and brokers. The Company’s actual losses may ultimately differ materially from estimated losses due to the nature of the risks assumed, the complexity of the assessment of damages and the number of reported claims received to date.

Blue Capital expects to release its fourth quarter 2018 results after the market close on January 30, 2019.

About Blue Capital

Blue Capital Reinsurance Holdings Ltd., through its operating subsidiaries, offers collateralized reinsurance in the property catastrophe market, leveraging underwriting expertise and infrastructure from established resources. Underwriting decisions, operations and other management services are provided to Blue Capital by Blue Capital Management Ltd., a subsidiary of Sompo International Holdings Ltd. (a wholly owned subsidiary of Sompo Holdings, Inc.), a recognized global specialty provider of property and casualty insurance and reinsurance and a leading property catastrophe and short tail reinsurer since 2001.

Contact

Investor Relations

Phone: +1 441 278 0988

Email: investorrelations@Sompo-intl.com

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